AUTOMATIC REINSURANCE AGREEMENT

Between

FORTIS BENEFITS INSURANCE COMPANY

Woodbury, Minnesota

And

SWISS RE LIFE COMPANY AMERICA

(now know as SWISS RE LIFE & HEALTH AMERICA INC.)

New York, New York

AUTOMATIC REINSURANCE AGREEMENT

Contents

ARTICLE I	Scope of Agreement

ARTICLE II	Commencement & Termination of Liability

ARTICLE III	Oversights - Clerical Errors

ARTICLE IV	Mortality Net Amount At Risk

ARTICLE V	Reinsurance Premiums

ARTICLE VI	Reinsurance Administration

ARTICLE VII	Settlement of Claims

ARTICLE VIII	Tax Credits

ARTICLE IX	Regulatory Compliance

ARTICLE X	Inspection of Records

ARTICLE XI	Insolvency

ARTICLE XII	Arbitration

ARTICLE XIII	Rights of Offsetting Balances Due

ARTICLE XIV	Contract and Program Changes

ARTICLE XV	Federal Taxes

ARTICLE XVI	Parties to Agreement

ARTICLE XVII	Entire Agreement

ARTICLE XVIII	Duration of Agreement

Signature Page

EXHIBIT A -	Variable Annuities Covered Under This Agreement

EXHIBIT B -	Investment Options

AUTOMATIC REINSURANCE AGREEMENT

THIS AGREEMENT between the FORTIS BENEFITS INSURANCE COMPANY, a corporation organized under the laws of the State of Minnesota, hereinafter referred to as the “Company”, and SWISS RE LIFE COMPANY AMERICA, a corporation organized under the laws of the State of New York, hereinafter referred to as “Swiss Re America”, WITNESSETH AS FOLLOWS:

ARTICLE I

Scope of Agreement

1.                                      On and after the 1st day of May, 1997, the Company will automatically [redacted], as defined in Article IV, generated prior to annuitization or complete surrender by the contract owner, by the Enhanced Guaranteed Minimum Death Benefit provisions within the variable annuity contracts issued by the Company as set forth in Exhibit A.

2.                                      [redacted]

3.                                      This Agreement covers only the Company’s liability for claims paid under variable annuity contracts written on the contract forms specified in Exhibit A and supported by funds which were reviewed by Swiss Re America prior to their issuance.

ARTICLE II

Commencement & Termination of Liability

1.                                   On reinsurance ceded under the terms of this Agreement, the liability of Swiss Re America shall commence simultaneously with that of the Company, and will terminate upon the earliest of annuitization, surrender or termination in accordance with Article XVIII.

2.                                    Swiss Re America shall be liable for reimbursement of claims on only those deaths where the date of death is on or after May 1, 1997, in accordance with Article VII.

ARTICLE III

Oversights - Clerical Errors

1.                                       Should either the Company or Swiss Re America fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Company or Swiss Re America, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the position they would have occupied had no such oversight, misunderstanding, or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

ARTICLE IV

Mortality Net Amount At Risk

[redacted]

ARTICLE V

Reinsurance Premiums

1.                                    [redacted]

2.                                    [redacted]

3.                                    The total reinsurance premium shall be reduced by the ratio of the sum of the mortality net amount at risk in excess of $1 million on any lives reinsured hereunder to Swiss Re America’s share of the total mortality net amount at risk on all variable annuity contracts.

4.                                    The monthly reinsurance premium shall be due and payable as described in Article VI.

5.                                    The reinsurance premium rates described above shall remain in effect as long as the death benefit design, the contract fees, the mortality and expense charges, the administration fees, and the surrender charges in effect at the inception of this Agreement remain unchanged.

ARTICLE VI

Reinsurance Administration

1.                                   Within 30 days of the end of each calendar month, the Company will furnish Swiss Re America a separate electronic report for each death benefit design as described in Section III of Exhibit A, valued as of the last day of that month. Each report will indicate for all inforce annuities reinsured hereunder:

a)              Annuitant’s name, sex, date of birth, issue age and social security number

b)             Owner’s name, sex, date of birth, issue age and social security number

c)              Contract number

d)             Contract date

e)              Contract form number

f)                Tax status

g)             Current contract value in total and by sub-account and fixed account

h)             Current cash surrender value

i)                 Cumulative net considerations

j)                 Current Minimum Guaranteed Death Benefit

k)              Current contract death benefit

l)                 Current contract mortality risk amount

2.                                       Additionally, within 30 days of the end of each calendar month, the Company will furnish Swiss Re America with a separate seriatim termination report, indicating the following:

a)              Termination by death, including cause of death

b)             Termination by lapse

c)              Termination by annuitization

3.                                       Additionally, within 30 days of the end of each calendar month, the Company will furnish Swiss Re America a separate paper report summarizing the following data:

a)              Reinsurance premiums due Swiss Re America

b)             Death claim reimbursements due the Company

c)              Total number of contracts reinsured

d)             Total current contract value, split by sub-account and fixed account

e)              Total cumulative net considerations

f)                Total current Guaranteed Minimum Death Benefit

g)             Total current death benefit

h)             Total current mortality risk amount

4.                                    If the net balance is due Swiss Re America, the amount due shall be remitted with the report statement. If the net balance is due the Company, Swiss Re America shall remit the amount to the Company within 10 days of the receipt of the report.

ARTICLE VII

Settlement of Claims

1.                                   The claims that are eligible for reimbursement are only those that the Company is required to pay on deaths that occur on or after the effective date of this Agreement.

2.                                    In the event the Company provides satisfactory proof of claim to Swiss Re America, claim settlements made by the Company shall be unconditionally binding on Swiss Re America.

3.                                   The death claim reimbursed by Swiss Re America shall be determined as of the date due proof of death is received at the Company’s Annuity Service office.

4.                                       Within 30 days of the end of each month, the Company shall notify Swiss Re America of the reinsured death benefits paid in that month and Swiss Re America will reimburse the Company, as provided in Article VI, for the reinsured benefits.

5.                                    Settlement by Swiss Re America shall be in a lump sum regardless of the mode of payment made by the Company to the beneficiary.

ARTICLE VIII

Tax Credits

1.                                       Swiss Re America shall not reimburse the Company for state premium taxes.

ARTICLE IX

Regulatory Compliance

1.                                  Swiss Re America agrees to comply with all regulatory directives required to permit the Company to receive statutory reserve credit for the reinsurance ceded under this Agreement.

2.                                   The Company warrants that it has secured all necessary federal and state licenses and approvals, and that it is operating in compliance with federal investment laws and state investment and insurance laws and regulations.

ARTICLE X

Inspection of Records

1.                                       Swiss Re America shall have the right at all reasonable times and for reasonable purpose to inspect at the office of the Company all records referring reinsurance ceded to Swiss Re America.

ARTICLE XI

Insolvency

1.                                      In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Swiss Re America directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against the insolvent Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, Swiss Re America may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or to its liquidator, receiver or statutory successor.

2.                                       It is further understood that the expense thus incurred by Swiss Re America shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by Swiss Re America. Where two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Reinsurance Agreement as though such expense had been incurred by the Company.

3.                                       In the event of the insolvency of Swiss Re America and the appointment of receivers therefor, the liability of Swiss Re America shall not terminate but shall continue with respect to the reinsurance ceded to Swiss Re America by the Company prior to the date of such insolvency or appointment. In the event of such insolvency, the Company may elect to cancel this Agreement for new business and/or immediately recapture reinsurance in force under this Agreement by promptly providing Swiss Re America, its rehabilitator, conservator, liquidator or statutory successor with written notice of the cancellation effective the date on which Swiss Re America’s insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to cancellation of the Agreement or recapture of reinsurance in force would not apply under such circumstances.

ARTICLE XII

Arbitration

1.                                     In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies other than the two parties to this Agreement or their affiliates, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator.

2.                                     If the two arbitrators fail to agree on the selection of a third arbitrator within 60 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

3.                                     The arbitrators shall consider this Reinsurance Agreement not merely as a legal document but also as a gentlemen’s agreement. In resolving the dispute, the arbitrators will give full consideration to the customs and practices of the life insurance and life reinsurance industry, insofar as they are not in conflict with the specific terms of this Agreement. The arbitrators shall decide by a majority vote. There shall be no appeal from their written decision.

4.                                     Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrators.

ARTICLE XIII

Right of Offsetting Balances Due

1.                                       The Company and Swiss Re America shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assigns, against balances due the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the Company and Swiss Re America. This right of offset shall not be affected or diminished because of insolvency of either party to this Agreement.

ARTICLE XIV

Contract and Program Changes

1.                                     The Company may amend, substitute, add or delete variable investment funds to the underlying investment funds supporting the annuity contract as described in the contract general provisions. No such change will be made by the Company without prior notification to Swiss Re America and without the prior approval of the Securities and Exchange Commission, if necessary. The Company agrees to maintain at all times a satisfactory selection of core investment options with characteristics similar to those listed in Exhibit B.

2.                                       The Company will also give Swiss Re America advance notice of any other changes to its annuity product design, its fees and charges, or its distribution systems and/or methods.

3.                                     Should any such change result in a material increase in the reinsured potential net amount at risk and/or material decrease in the reinsurance premiums due, Swiss Re America shall have the right to modify any of the terms of this Agreement.

ARTICLE XV

Federal Taxes

1.                                       The Company and Swiss Re America hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the Effective Date of this Agreement and for all subsequent taxable years for which this Agreement remains in effect.

(a)                                  The term “party” will refer to either the Company or Swiss Re America, as appropriate.

(b)                                 The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

(c)                                  The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

(d)                                 Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

(e)                                  The Company will submit a schedule to Swiss Re America by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Company will report such net consideration in its tax return for the preceding calendar year.

(f)                                    Swiss Re America may contest such calculation by providing an alternative calculation to the Company by June 1. If Swiss Re America does not so notify the Company, the Company will report the net consideration as determined by the Company in the Company’s tax return for the previous calendar year.

(g)                                 If Swiss Re America contests the Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount by July 1. If the Company and Swiss Re America reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

2.                                       Swiss Re America and the Company represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code.

ARTICLE XVI

Parties to Agreement

1.                                       This Agreement is an indemnity reinsurance agreement solely between the Company and Swiss Re America. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between Swiss Re America and the annuitant, owner, beneficiary or any other party under any contracts of the Company which may be reinsured hereunder, and the Company shall be and remain solely liable to such parties under such contracts reinsured hereunder.

ARTICLE XVII

Entire Agreement

1.                                       This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

ARTICLE XVIII

Duration of Agreement

1.                                       This Agreement shall remain in effect for a period of two years commencing with the Effective Date specified in Article I of this Agreement, and may be renewed at that time for an additional year, subject to mutually agreed upon terms. Thereafter, it shall be unlimited as to its duration, but may be reduced or terminated as provided in this Article, below.

2.                                       Upon 180 days written notice, either the Company or Swiss Re America may cancel this Agreement for new business any time on or after the second anniversary of this Agreement. Upon each reinsurance contract anniversary, this facility may be renewed for another year, subject to mutually acceptable terms.

3.                                       Any time on or after the fifteenth anniversary of this Agreement, the Company may, upon 90 days written notice, irrevocably elect to cancel the reinsurance in force under this Agreement. Upon election, the reinsurance shall be recaptured at a constant rate by reducing the quota share percentage set forth in Exhibit A, by 2.8% per month. The reduction shall begin in the month of election and continue for 36 consecutive months. The quota share percentage will then be equal to 0% and the reinsurance ceded hereunder will be fully recaptured and this Agreement shall then be terminated.

IN WITNESS WHEREOF, the Company and Swiss Re America have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

FORTIS BENEFITS INSURANCE COMPANY

By:	/s/ [ILLEGIBLE]	Attest:	/s/ [ILLEGIBLE]

Title:	Actuarial Officer- Annuities	Title:	Vice President Marketing/Product Dev.

Date:	1/19/99	Date:	1/19/99

SWISS RE LIFE COMPANY AMERICA

(now known as SWISS RE LIFE & HEALTH AMERICA INC.)

By:	/s/ [ILLEGIBLE]	Attest:	/s/ Julia Cornely

Title:	Actuary	Title:	Reinsurance Services Officer

Date:	1/26/99	Date:	1/26/99

EXHIBIT A

Variable Annuities Covered Under This Agreement

I.                 Contract, Form Numbers, and Quota Share Reinsured by Swiss Re America:

Contract Name	Contract Form

Fortis Masters	56006*
56388*

Fortis Opportunity	56379*
55815*

*including state variations of these policies.

II.             Policy Dates:

Policies with issue dates of May 1, 1997 and later

III.         Guaranteed Minimum Death Benefit Design

Generally described as a 3% Roll up to attained age 75, capped at 200% of net premiums. The Death Benefit is fully described in Prospectus 97182K (Masters) and Prospectus 97225K (Opportunity).

IV.         Quota Share Percentage:

100%

EXHIBIT B

Investment Options

Fortis Masters and Fortis Opportunity

Fortis Series Funds

A.            Variable Accounts

Money Market Series

U.S. Government Securities Series

Diversified Income Series

Global Bond Series

High Yield Series

Asset Allocation Series

Global Asset Allocation Series

Growth & Income Series

Growth Stock Series

Global Growth Series

International Stock Series

Aggressive Growth Series

Value Series

Blue Chip Series

S&P 500 Index Series

B.            Fixed Accounts

Fortis Benefits Fixed Account (Opportunity)

Fortis Benefits Guaranteed MVA Fixed Account (Masters)

AMENDMENT NO. 1

To the Automatic Reinsurance Agreement

Between the

FORTIS BENEFITS INSURANCE COMPANY

And

SWISS RE LIFE COMPANY AMERICA

Except as hereinafter specified, all terms and conditions of the Automatic Reinsurance Agreement effective the 1st day of May, 1997, amendments and addenda attached thereto, shall apply, and this Amendment is to be attached to and made a part of the aforesaid Agreement.

It is mutually agreed that:

A.            Effective the 19th day of June, 1997, SWISS RE LIFE COMPANY AMERICA changed its name to SWISS RE LIFE & HEALTH AMERICA INC. All references in this Agreement to Swiss Re America are hereby changed to Swiss Re Life & Health. This name change does not alter or modify the terms and conditions of this Agreement, and

B.            Effective the 1st day of May, 1998, Exhibit B, Investment Options, is expanded, as attached.

IN WITNESS WHEREOF, the Company and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

FORTIS BENEFITS INSURANCE COMPANY

By:	/s/ [ILLEGIBLE]	Attest:	/s/ [ILLEGIBLE]
Title:	Actuarial Officer - Annuities	Title:	[ILLEGIBLE]
Date:	1/19/99	Date:	1/19/99

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ [ILLEGIBLE]	Attest:	/s/ Julia Cornely
Title:	[ILLEGIBLE]	Title:	Reinsurance Services Officer
Date:	1/26/99	Date:	1/26/99

1

EXHIBIT B

Investment Options

Fortis Masters and Fortis Opportunity

Fortis Series Funds

A. Variable Accounts

Money Market Series
U.S. Government Securities Series
Diversified Income Series
Global Bond Series
High Yield Series
Asset Allocation Series
Global Asset Allocation Series
Growth & Income Series
Growth Stock Series
Global Growth Series
International Stock Series
Aggressive Growth Series
Value Series
Blue Chip Series
S&P 500 Index Series
Berger Small Cap Value Series	(added May 1, 1998)
Dreyfus Mid Cap Stock Series	(added May 1, 1998)
Alliance Large Cap Growth Series	(added May 1, 1998)

B. Fixed Accounts

Fortis Benefits Fixed Account (Opportunity)

Fortis Benefits Guaranteed MVA Fixed Account (Masters)

2